Exhibit 10.1

April 23, 2013

Peter Mitchell

Delivered via email

Re: Offer of Employment

Dear Peter,

Pursuant to our recent discussions, we are pleased to offer you the position of Senior Vice President and Chief Financial Officer for Coeur Mining Inc. based at our corporate headquarters in Chicago, IL.

In this key Section 16 and Corporate officer position you will report directly to me.

The base salary for this salaried position will be $400,000 USD per year, equivalent to 33,333 per month.

You will be eligible for participation in the Company’s annual incentive plan (AIP) with a target level of 75% of base pay. Executives, based on performance, may receive up to 150% of the target percentage. In your position, your AIP target percentage is split; 70% company performance and 30% personal performance. A separate attachment to this offer explains our AIP program in more detail.

As a participant in Coeur’s Long Term Incentive Program (LTIP), you will be eligible for an equity award upon the next Company grant. Your percentage target will be 225% of base pay. 50% of the award will be granted in performance shares subject to a three year cliff vesting. The additional 50% will be granted via a combination of restricted stock and stock options. 25% will be granted in the form of restricted stock with three year vesting at 1/3 per year and the remaining 25% will be granted in the form of stock options with three year vesting at 1/3 per year. A separate attachment to this offer explains our LTIP program in further detail. LTIP is subject to annual approval by the Board of Directors, it is the Company’s intention to continue recommendation of such grants on an annual basis.

In addition, a one-time transitional grant of $200,000 in the form of restricted stock will be granted subject to approval by the Board of Directors, this one-time transitional grant will cliff vest over a three year period.

2013 Proposed Total Direct Compensation

Base Salary: $400,000

AIP: 75% of base salary, $300,000

LTIP: 225% of base salary, $900,000

Total proposed possible compensation at target: $1,600,000

Coeur Mining offers employees a range of additional benefits which include medical, dental and vision insurance, Coeur’s defined contribution & matched 401(k) retirement plan, group life insurance, short-term & long-term disability coverage, employee assistance program and paid holidays. Summary plan descriptions and other specific information regarding these benefit plans are available upon request. Your annual Paid Time Off (PTO) allowance will begin at five weeks per year. This amount will be prorated for the first year of employment, based on the date of hire.

Tax services will be provided by Ernst and Young to discuss the Canada vs. US Tax structures and scenarios. This will be set up prior to you joining the Company. The Company also provides tax services during your transition year to the USA.

All relocation benefits and services from Vancouver, BC to Chicago, IL will be discussed in more detail upon acceptance of this offer.

Thank you for completing the Coeur Mining Inc. employment application and the authorization form to allow investigative background inquiries. This offer of employment is contingent upon satisfactory results received from these background checks.

You will be required to complete our regular hiring procedures, which include a pre-employment drug screen and physical. This exam may be scheduled with an occupational health clinic near you, with results to be received by the Company prior to your date of employment.

Peter, I believe you will find Coeur Mining to be congenial, highly professional and dedicated to the success of our business and our employees. I am sure you will find this to be an exciting opportunity. I look forward to you joining us and your contributions in our quest to build a leading, sustainable Company that generates a tremendous amount of value for its shareholders.

To accept this offer of employment, please sign this letter indicating your acceptance by April 26, 2013 and return it to myself and Keagan J. Kerr, Vice President, Human Resources.

Professional regards,

/s/ Mitchell J. Krebs

Mitchell J. Krebs

Cc: Keagan J. Kerr, Vice President, Human Resources

/s/ Peter Mitchell
Mr. Peter Mitchell